Exhibit 10.46

June 8, 2004

Patrick De Witt

#4 – 3820 Cambie Street

Vancouver, BC

V5Z 2X7

Dear Patrick,

Peru Copper Syndicate, Ltd. – Investor Relations Position

Further to our previous conversations, I am pleased to offer you the position of Director of Investor Relations for Peru Copper Incorporated. You will report directly to me but you will work with other Company directors, officers and management staff as necessary. Your position will become effective May 1, 2004.

1.	Salary – Cdn. $50,000 for approximately 70%-75% of your time until such time as the Company commences trading on the TSX. Upon the company being listed, an assessment will be made as to whether or not a full commitment is required, on terms and conditions to be discussed.

2.	Options – 50,000 options, exercisable at U.S.$1.40 per share, which will be governed by the stock option plan to be implemented by the company and such options will vest on terms as determined by the Board. Upon the company undertaking its initial public offering, consideration will be given to the granting of additional options at the offering price as provided for in the prospectus of the company.

3.	Working Space – You will be located in Vancouver although periodic trips related to your work will be necessary. Your office will be located in the offices of Pacific Source Capital Ltd. subject to the company reaching a mutually acceptable agreement on a monthly fee with Pacific Source for the rental of such space.

4.	Duties – You will be responsible for investor and press relations for the Company. Duties include, but are not included to, communication with analysts, shareholders and the press as needed; writing press releases; preparation of material for presentations and property tours; knowledge of Canadian regulations regarding disclosure of information; and maintenance of “standard” Company disclosure information.

Congratulations and I look forward to working with you.

Sincerely,

/s/ Thomas Findley

Thomas Findley

Chief Financial Officer, Peru Copper Inc.

cc: C.G. Preble, S. Krause